Exhibit 99.1

N E W S	F R O M	V E R S A R

For more information, contact: Investor Relations • 6850 Versar Center • Springfield, VA 22151 • (703) 750-3000

FOR IMMEDIATE RELEASE:	Thursday, May 10, 2007

Versar Reports Record Revenues and Profits for the Third
Quarter of Fiscal Year 2007

Springfield, VA, Thursday, May 10, 2007 VERSAR, Inc. (Amex: VSR) today announced that the Company had achieved record revenue and profits for the third quarter of fiscal year 2007 ending March 30, 2007.

Gross revenue for the third quarter of fiscal year 2007 was $28,313,000, 118% higher than the third quarter of fiscal year 2006. Approximately 58% of the increase was due to the additional revenue associated with the Company’s personnel services and Title II work in Iraq. The remaining balance of the increase is attributable to increased construction projects in the continental United States and municipal aquatic facilities of approximately 23% and 19%, respectively. For the first nine months of fiscal year 2007, gross revenue was $72,536,000, compared to $43,047,000, for to the same period of fiscal year 2006, a 69% increase.

Net income for the third quarter of fiscal year 2007 was $3,097,000, or $0.36 per share compared to $912,000, or $0.11 per share in the third quarter of fiscal year 2006. The increase in earnings was primarily due to increased gross revenue, the release of the remaining tax valuation allowance as mentioned below and a reduced overhead cost as a result of the Company’s cost reduction efforts implemented in fiscal year 2006. For the first nine months of fiscal year 2007, net income was $4,452,000, or $0.55 per share, compared to $1,546,000, or $0.22 per share for the same period of fiscal year 2006.

Funded contract backlog at the end of the third quarter of fiscal year 2007 was $59 million, an increase of 23% over that reported at June 30, 2006.

In the third quarter of fiscal year 2007, management re-evaluated the need for the tax valuation asset carried on the Company’s balance sheet. Based upon the Company’s continued improved financial performance and increased funded contract backlog over the last three years, management believes the Company will be able to utilize the full benefit of the tax asset. As such, the Company recognized a tax benefit of approximately $2.0 million for the third quarter of fiscal year 2007. For comparison purposes, the Company recognized a tax asset of approximately $1.0 million in the third quarter of fiscal year 2006.

Dr. Ted Prociv, President and CEO of Versar said “In past releases and presentations we’ve been communicating the progress of our strategic transformation to our stockholders, employees and clients. The positive results of this third quarter indicate to us that we are moving in the right direction. I am enormously gratified that our plan is coming together and grateful for those who have contributed to making this transformation a reality. As I have said many times before, the transformation is a journey, not a destination. We expect continued improvement as our strategy continues to develop.”

Dr. Prociv continued, “This year, as part of the transformation process, we are investing in our business development and project management programs. These programs will provide the backbone for our continued growth and financial performance in the coming years. Our present success will allow us to continue to invest in people, resources and programs that lay the foundation for future growth and profitability. At this point, I believe that Versar will have a very successful year and there is a substantial base for similar results in the coming year.”

Fax: (703) 642-6842

Offices: Phoenix, AZ • Sacramento, CA • Denver, CO • Chicago, IL • Columbia, MD • Germantown, MD • Gaithersburg, MD •

Oklahoma City, OK • San Antonio, TX • Richmond, VA • Norfolk, VA

N E W S	F R O M	V E R S A R

For more information, contact: Investor Relations • 6850 Versar Center • Springfield, VA 22151 • (703) 750-3000

VERSAR, INC., headquartered in Springfield, VA, is a publicly held infrastructure program management company for the Federal Government and the commercial market specializing in homeland defense, engineering and construction management, environmental health and safety and the management of toxic and hazardous materials. VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; and a B2B portal for homeland defense products and services, http://www.nbcprotect.com and http://www.dtaps.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 30, 2006. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	James Dobbs	(703) 642-6712
Senior Vice President	Email: jdobbs@versar.com

Fax: (703) 642-6842

Offices: Phoenix, AZ • Sacramento, CA • Denver, CO • Chicago, IL • Columbia, MD • Germantown, MD • Gaithersburg, MD •

Oklahoma City, OK • San Antonio, TX • Richmond, VA • Norfolk, VA

VERSAR, INC. AND SUBSIDIARIES Consolidated Statements of Operations (Unaudited – in thousands, except per share amounts)
		For the Three-Month Periods Ended				For the Nine-Month Periods Ended
		March 30, 2007		March 31, 2006		March 30, 2007	March 31, 2006
GROSS REVENUE		$28,313		$12,974		$72,536	$43,047
Purchased services and materials, at cost		17,465		4,639		43,620	17,142
Direct costs of services and overhead		7,988		6,912		21,440	20,817
GROSS PROFIT		2,860		1,423		7,476	5,088

Selling, general and administrative expenses		1,734		1,437		4,922	4,269
OPERATING INCOME (LOSS)		1,126		(14)		2,554	819

OTHER EXPENSE
Interest expense		29		19		53	13
Income tax benefit		(2,000)		(945)		(1,951)	(945)
INCOME FROM CONTINUING OPERATIONS		3,097		912		4,452	1,751

LOSS FROM DISCONTINUED OPERATIONS		---		---		---	(205)

NET INCOME		$3,097		$912		$4,452	$1,546

INCOME PER SHARE FROM CONTINUING OPERATIONS – BASIC		$0.38		$0.11		$0.55	$0.22

INCOME PER SHARE FROM CONTINUING OPERATIONS – DILUTED		$0.36		$0.11		$0.53	$0.21

LOSS (PER SHARE) FROM DISCONTINUED OPERATIONS – BASIC	$	---	$	---	$	---	$(0.03)

LOSS (PER SHARE) FROM DISCONTINUED OPERATIONS – DILUTED	$	---	$	---	$	---	$(0.02)
NET INCOME PER SHARE – BASIC		$0.38		$0.11		$0.55	$0.19
NET INCOME PER SHARE – DILUTED		$0.36		$0.11		$0.53	$0.19

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING – BASIC		8,176		8,071		8,159	8,038

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING – DILUTED		8,564		8,336		8,473	8,343